10753 Macatawa Drive
Holland, MI 49424

NEWS RELEASE

NASDAQ NATIONAL MARKET: FOR RELEASE: DATE: Contact:	MCBC Immediate November 5, 2008 Ben Smith, CEO 616.396.0119 Jon Swets, CEO 616.494.7645

Macatawa Bank Corp. Raises $26.2 Million of Equity Capital
West Michigan Investors Underscore Confidence in Community Bank

Holland, Michigan, November 5, 2008 — Macatawa Bank Corp. (Nasdaq: MCBC) today announced that it has sold $26.2 million of noncumulative convertible perpetual preferred stock in a private transaction. The preferred stock was sold to West Michigan investors.

“We are gratified by West Michigan’s continued confidence in the financial strength and prospects of Macatawa Bank,” said Macatawa Chairman and CEO Ben Smith. “During the third quarter, we announced our intention to raise additional capital in order to maintain our financial strength and enhance our lending capabilities. Our local investors demonstrated their confidence in our bank.”

“The additional capital will improve our capital ratios, liquidity and better position us to take advantage of lending opportunities in our market. We and our investors are confident in the future of West Michigan and are committed to our community for the long term.”

Dividends on the preferred stock are payable quarterly in arrears at a rate of 12.00% per annum, if and when declared by the Company’s Board of Directors. The shares are convertible into common stock at the option of the holder at a price per share of $8.95. On or after October 31, 2011, the preferred stock will be subject to mandatory conversion into common stock under certain circumstances.

The additional capital will further enhance Macatawa’s capital ratios, which were already above the regulatory requirements for well-capitalized banks. Macatawa intends to use the net proceeds of the transaction to:

•	Continue making commercial and consumer loans to businesses, organizations, homeowners and individuals throughout its market area
•	Strengthen its balance sheet and maintain its position as a well-capitalized financial institution under regulatory guidelines

The initial closing resulted in gross proceeds of $26.2 million. Macatawa may hold subsequent closings and issue more preferred stock as additional subscriptions are received. Macatawa is also carefully evaluating the U.S. Treasury Department’s Capital Purchase Program for making equity investments in banks, and may apply to participate in that program.

In a related matter, Mark Bugge has been appointed to the Company’s Board of Directors. Mr. Bugge will serve for a term expiring at the 2011 annual meeting of shareholders. Mr. Bugge has also been appointed as a member of the Board of Directors of Macatawa Bank.

This news release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sales of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state or jurisdiction.

Macatawa Bank Capital Raise/ page 2 of 2

About Macatawa Bank
Headquartered in Holland, Michigan, Macatawa Bank Corporation is the parent company for Macatawa Bank. Through its banking subsidiary, the Corporation offers a full range of banking, investment and trust services to individuals, businesses, and governmental entities from a network of 26 full service branches located in communities in Kent County, Ottawa County, and northern Allegan County. Services include commercial, consumer and real estate financing; business and personal deposit services, ATM’s and Internet banking services, trust and employee benefit plan services, and various investment services. The Corporation emphasizes its local management team and decision-making, along with providing customers excellent service and superior financial products.

“CAUTIONARY STATEMENT: This press release contains certain forward-looking statements that involve risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive, governmental and technological factors affecting our operations, markets, products, services, and pricing. These statements include, among others, statements related to future sales of preferred stock, future profitability levels, the effects on earnings of changes in interest rates and the future level of other revenue sources. Annualized growth rates are not intended to imply future growth at those rates. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Further information concerning our business, including additional factors that could materially affect our financial results, is included in our filings with the Securities and Exchange Commission.”